______________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

GEORESOURCES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-8041	84-0505444

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(Address of principal executive offices) (Zip Code)

(281) 537-9920
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

______________________________________________________________________________

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 10, 2008, GeoResources, Inc. (the "Registrant") issued a press release announcing financial results for the third quarter ended September 30, 2008.  A copy of the press release is furnished with this report as Exhibit 99.9, and is incorporated herein by reference.

Additionally, on November 10, 2008, the Registrant issued a press release providing an operations update.  A copy of the press release is furnished with this report as Exhibit 99.8, and is incorporated herein by reference.

The information in this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits:

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

99.8	GeoResources, Inc. Press Release dated November 10, 2008.
99.9	GeoResources, Inc. Press Release dated November 10, 2008.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORESOURCES, INC

By:	/s/ Frank A. Lodzinski Frank A. Lodzinski, President

Date: November 13, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.8	GeoResources, Inc. Press Release dated November 10, 2008.
99.9	GeoResources, Inc. Press Release dated November 10, 2008.

EXHIBIT 99.8

Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 113
cathyk@geoi.net
     FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides Operations Update
Continues successful horizontal drilling in Texas and North Dakota
Plans to proceed with its capital budget as planned.

Houston, Texas, November 10, 2008 – GeoResources, Inc., (Nasdaq:GEOI), today provided an operations update.  The Company is continuing its full capital budget as planned.

DRILLING RESULTS
GeoResources continues its successful exploitation of the Austin Chalk formation in the Giddings Field, Grimes County, Texas and is presently completing the Bax #1 which is the fourth dual lateral well which was drilled to a vertical depth of 14,395 ft and included two horizontal laterals of 6,528 ft and 6,241 ft.  The previously reported Keisler #2-H horizontal dual lateral well had an initial production rate in excess of 20 MMCFPD commencing on August 9, 2008, has produced in excess of 1.3 Bcf to date and is currently producing approximately 8 MMCFPD.  Previously, the Company reported that the Jeff Haynie was completed for 17 MMCFPD.  Since initial production on May 23, 2008, this well has produced 1.67 BCF and is still making about 5 MMCFPD.  The Company has achieved a 100% success rate in drilling these Austin Chalk horizontal wells.  The Company continues to pursue its development strategy and expects to spud the Hurst-Bay 1-H as a dual lateral within the next two weeks.  The Company is the operator of these wells and holds a direct 7.2% working interest.  In addition, an affiliated partnership owns an 82.8% working interest.  The Company holds a 2% general partner interest in the partnership, which interest increases significantly in accordance with economic performance parameters under the terms of the partnership agreement.  At present the Company has at least nine additional locations, including both dual and single laterals and pending continued technical evaluation, commodity price levels, successful leasing and acceptable well performance, GeoResources expects to retain the current drilling rig and crew and spud a new well approximately every 60-75 days.

Drilling activity in the Bakken Shale play of Mountrail County, North Dakota remains active and successful, as reported by numerous operators and participants.  Likewise, the Company continues to benefit from favorable results.  After a  recent period of production cutbacks due to oil pipeline capacity limitations, the Pathfinder #1-9H (5.1% WI) and Prowler #1-16H (6.2% WI) were returned to full production at the beginning of September at 1,297 BOPD and 539 BOPD, respectively.  Additionally, the following wells commenced production since our last operations update:  the Prospector #1-36H (5.1% WI) at 274 BOPD in July; Payara #1-21H (6.2% WI) at 403 BOPD in August; Voyager #1-28H (9.4% WI) at 743 BOPD in October and the Golden Eye #1-2H (4.1% WI) at 650 BOPD also in October.  We currently are drilling the Bandit #1-29H (7.35% WI), moving on location to drill the Nightcrawler #1-17H (4.7% WI), and awaiting completion of the Peacemaker #1-28H (3.8% WI).  The Company presently has an additional seven wells scheduled in this play with numerous others in process of being planned and permitted.

The Company holds a 10-15% working interest in more than 26,000 acres in Mountrail County, North Dakota and is participating in numerous Bakken Shale wells through a joint venture with Slawson Exploration.  Continuous drilling is anticipated throughout the remainder of 2008 and 2009.  In addition, GeoResources presently has minor interests in 15 wells that are producing or in various stages of completion as well as an additional 19 that are scheduled or permitted by other operators.  These small participations should result in valuable engineering and geological data, and while the Company concentrates on Slawson operated wells, it evaluates all available technical information while seeking to increase its position in this expanding play.

 As previously announced, the Company has unitized certain producing shallow oil fields in Bottineau County, ND for water-flood operations and is continuing these activities.  The Company is continuing its capital expenditures, as planned.  Phase two of the development plan, consisting of drilling additional injection and recovery wells and installation of facilities, is underway at the Starbuck Madison Unit which includes 6,619 gross acres and 6,346 net acres.  The Company has a 95.88 % working interest and 81.22 % net revenue interest.  Phase one, which included drilling injection wells and installing a water plant and flow lines for initial water injection, was completed in early 2008.  The flood design includes two productive zones: the Midale (Mississippian Charles) and the Berentson (Mississippian Charles B-1) Zones, which are being flooded separately.  Concurrent flood installation provides significant development cost economies.  The Starbuck Midale has produced 584,000 Bbls on primary and the Berenson has produced 754,000 Bbls on primary, for total field production of 1,338,000 Bbls.  The flood installation will capture and accelerate recovery of existing primary reserves, as well as capture incremental water flood reserves.  Collectively, management estimates that the project has remaining primary and secondary reserves of more than 1.5 million Bbls and a development cost of under $5.00 per Bbl. The Company has also successfully unitized its SW Starbuck Field and intends to unitize its 71% owned NE Landa Field.  The SW Starbuck Field, which includes 560 gross acres with a 97.52 % working interest and 75.42 % net revenue interest is being developed in connection with phase two of the larger Starbuck Madison Unit, which is in close proximity and can share certain facilities, thereby enhancing economics.  Management believes that the economics of these projects remain attractive at reduced commodity prices.

                The West Sherwood prospect, the vertical Knox Farm 13-33 (75% Company working interest (“WI”)) was drilled and abandoned as a dry hole.  At East Landa Field, a step out vertical well (Kjelshus 5-3:  100% WI) was drilled and plugged.  The well encountered hydrocarbons in a structurally high position in the prospective zone, but the zone lacked sufficient reservoir qualities to result in commercial production.  However, the geologic information obtained is being processed and may set up additional prospective drilling at an offsetting location.

OKLAHOMA ACQUISITION
The previously announced Oklahoma acquisition, which closed in June 2008, added approximately 100 drilling locations with the vast majority being proved undeveloped locations.  The Company believes that the acreage provides significant exploration and development opportunities directly associated with the acquired interests and in regional proximity thereto.  The Company has scheduled the first four wells for drilling commencing in the first quarter of 2009.

HURRICANES GUSTAV AND IKE
 Production volumes for the third quarter were down approximately 15,800 net barrels of oil due to the subject hurricanes.  Oil production started to be phased back in beginning in late October but is still not fully restored.  At present, about 180 net BOPD is still shut in but is expected to be fully restored by mid-December.  The Company has incurred additional operating and capital expenses as a result of the hurricanes.  Estimated expenditures in the third and fourth quarter are expected to total about $1.1 million and we believe a significant portion will be covered by insurance.  Amounts can not be determined with certainty at this time.

CAPITAL BUDGET
 At present, the Company will continue its previously announced capital budget.  Based on internal projections, Management believes the Company should be able to continue its capital budget out of discretionary cash flow, even if Nymex prices drop to $50.00 per Bbl and $5.00 per Mcf.

ACQUISITIONS
The Company believes that rapid and steep reductions in commodity prices has made the acquisitions market more attractive and accordingly is increasing efforts to pursue asset or corporate acquisitions.  While there can be no assurance that the Company will acquire additional assets, acquisitions, when favorably priced, are an integral and important part of the Company’s business strategy.  Further, a large portion of the Company’s capital budget is held by production operations and accordingly, drilling and development can be deferred if favorable acquisitions are located and closed.  On November 5, 2008, the Company received notice from its bank that the Company’s borrowing base was being increased to $100 million.  For more information, please refer to the Form 10-Q as and for the period ended September 30, 2008.  Furthermore, the Company believes it has access to incremental capital either in the form of partnerships or corporate finance or both if it can locate favorable transactions.

COMMENTS
Frank A. Lodzinski, Chief Executive Officer of GeoResources, said, “Our drilling and development program continues to deliver positive results.  We are pleased with our entry into Oklahoma, where we have considerable prior experience.  Initial Oklahoma drilling will commence in the first quarter of 2009.  In spite of the recent steep decline in commodity prices, we are forging ahead with our drilling programs and are continuing with our plans.  We expect to continue to develop our assets and expand our acreage and prospect inventory, particularly in this environment when many are cutting back and acreage and asset valuations are declining.  Even in this reduced price environment, our cash flows remain strong and it is probable that we will not have to reduce our capital program even if prices fall to $50 per Bbl.  A large portion of our inventory is “held by production” and accordingly, can be deferred in favor of opportunities with lease expirations.  We believe we can remain cash flow positive and fulfill all of our current lease obligations, without incremental borrowings, even with prices below $50 per Bbl.  Accordingly, our borrowing capacity and access to additional capital can be used to fund acquisitions of acreage, producing assets or corporate entities, should attractive opportunities be located.  We believe our diversified approach contributes to our strength and staying power and will allow the Company to continue to grow profitably.”

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest and Gulf Coast, the Williston Basin and the Rocky Mountains.  For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, our Annual Report on Form 10-KSB/A for the year ended December 31, 2007, and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site (http://www.sec.gov).

EXHIBIT 99.9
Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 113
cathyk@geoi.net
     FOR IMMEDIATE RELEASE

GeoResources, Inc. Reports Third Quarter and
 Nine Month 2008 Financial Results

Houston, Texas, November 10, 2008 – GeoResources, Inc., (NASDAQ:GEOI), today announced its financial results for the nine months and the quarter ended September 30, 2008, compared to the results for the same periods in 2007.
For the three months ended September 30, 2008, the Company reported net income of $5.8 million, or $0.35 per share (diluted) compared to a net income of $1.4 million or $0.10 per share in 2007.  Total revenue increased 174% to $23.6 million in the third quarter of 2008 compared to $8.6 million the same quarter in 2007.
For the first nine months of 2008, net income was $17.8 million, or $1.14 per share (diluted), on revenue of $75.7 million versus a net income of $949,000, or $0.08 per share on revenue of $21.0 million in the first nine months of 2007.
The foregoing information is summarized below in tabular form (in thousands, except per share information):

	Three Months Ended September 30,
	2008	2007

Total revenue	$23,593	$8,635
Net income	$5,799	$1,412
Earnings per share (diluted)	$0.35	$0.10
EBITDAX (See below)	$14,464	$4,099

	Nine Months Ended September 30,
	2008	2007

Total revenue	$75,745	$21,037
Net income	$17,813	$949
Earnings per share (diluted)	$1.14	$0.08
EBITDAX (See below)	$44,455	$8,707

Oil and natural gas production increased substantially in the third quarter 2008 compared to the same period in 2007.  Natural gas production increased to 723 MMcf from 330 MMcf, an increase of 119%.  Oil production for the third quarter increased to 167 MBbls from 88 MBbls in the prior year’s period, an increase of 90%.
For the nine months ended September 30, 2008, natural gas sales totaled 2,251 MMcf or 155% greater than the 883 MMcf sold during the first nine months of 2007.  Oil sales for the first nine months of 2008 increased 156% to 553 Mbbls from 216 Mbbls in the first nine months of 2007.
The average realized price of natural gas was $9.12 per Mcf for the third quarter of 2008, 62% more than the third quarter of 2007.  The average realized price of oil for the third quarter of 2008 was $90.60 per barrel or 41% more than the third quarter in the prior year.  The average realized price of natural gas was $8.82 per Mcf for the first nine months of 2008 or 41% more than the first nine months of the prior year.  The average realized price of oil was $89.50 per barrel or 53% more for the first nine months of 2008 than the first nine months in the prior year.  Production and price information is shown below in tabular form:

	Percent Increase (Decrease)	Three Months Ended September 30
		2008	2007

Gas Production (MMcf)	119%	723	330
Oil Production (MBbls)	90%	167	88
Barrel of oil equivalent (MBOE)	101%	288	143
Average Price Gas before Hedge Settlements (per Mcf)	68%	$9.13	$5.45
Average Price Oil before Hedge Settlements (per Bbl)	64%	$116.01	$70.80
Average Price Gas after Hedge Settlements (per Mcf)	62%	$9.12	$5.63
Average Price Oil after Hedge Settlements (per Bbl)	41%	$90.60	$64.08

	Percent Increase (Decrease)	Nine Months Ended September 30
		2008	2007

Gas Production (MMcf)	155%	2,251	883
Oil Production (MBbls)	156%	553	216
Barrel of oil equivalent (MBOE)	156%	928	363
Average Price Gas before Hedge Settlements (per Mcf)	47%	$9.24	$6.29
Average Price Oil before Hedge Settlements (per Bbl)	71%	$109.81	$64.07
Average Price Gas after Hedge Settlements (per Mcf)	41%	$8.82	$6.26
Average Price Oil after Hedge Settlements (per Bbl)	53%	$89.50	$58.40

Earnings before interest, income taxes, depreciation, depletion and amortization, and exploration expense (“EBITDAX”) increased 253% to approximately $14.5 million for the third quarter 2008 compared to $4.1 million in the third quarter 2007.  EBITDAX for the first nine months of 2008 increased 411% to approximately $44.5 million compared to $8.7 million for the same period in 2007.

The following tables reconcile reported net income to EBITDAX for the periods indicated (in thousands):

	Three Months Ended September 30,
	2008	2007
EBITDAX (1)

Net income	$5,799	$1,412
Add back:
Interest expense	975	25
Income taxes :
Current	1,679	553
Deferred	2,149	381
Depreciation, depletion and amortization	3,833	1,728
Exploration	29	-
EBITDAX	$14,464	$4,099

	Nine Months Ended September 30,
	2008	2007

Net income	$17,813	$949
Add back:
Interest expense	3,858	381
Income taxes :
Current	4,438	649
Deferred	6,532	2,139
Depreciation, depletion and amortization	11,283	4,589
Exploration	531	-
EBITDAX	$44,455	$8,707

(1) EBITDAX is defined as earnings before interest, income taxes, depreciation, depletion and amortization, and exploration expense.  EBITDAX should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluation of our operating performance.

Comments

Mr. Frank Lodzinski, CEO and president, commented “We are pleased with our reported earnings and cash flows.  We achieved quarterly earnings of $5.8 million, or $0.35 per fully diluted share, in spite of falling prices and production that was shut-in due to hurricanes.   This shut-in production has been phased back in and is expected to be fully restored by early December.  We have built this Company with ‘staying power’ to withstand downturns in the industry and the economy. Our balance sheet is strong and we have significant cash flows and low cost borrowing capacity.    Our borrowing base actually increased in the fourth quarter.  We believe that we can continue to generate net earnings and significant cash flows in 2009, even with commodity prices considerably below current levels.”

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest and Gulf Coast, Williston Basin and Rocky Mountains.   For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, readers are encouraged to read our Annual Report on Form 10-KSB/A for the year ended December 31, 2007, and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site (http://www.sec.gov).

GEORESOURCES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash	$26,187	$24,430
Accounts receivable:
Oil and gas revenues	19,681	20,365
Joint interest billings and other	3,715	3,913
Affiliated partnerships	4,397	3,360
Notes receivable	120	600
Refundable income taxes	-	-
Prepaid expenses and other	3,276	1,430
Total current assets	57,376	54,098

Oil and gas properties, successful efforts method:
Proved properties	207,273	187,641
Unproved properties	4,697	5,140
Office and other equipment	1,013	996
Land	96	96
	213,079	193,873
Less accumulated depreciation, depletion and amortization	(21,888)	(12,430)
Net property and equipment	191,191	181,443
Other assets:
Equity in oil and gas limited partnerships	3,328	1,880
Notes receivable and other	2,473	2,937
	$254,368	$240,358
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,589	$11,374
Accounts payable to affiliated partnerships	17,861	9,538
Revenues and royalties payable	15,425	14,567
Drilling advances	212	882
Accrued expenses	4,659	3,839
Derivative financial instruments	12,630	6,527
Total current liabilities	58,376	46,727
Long-term debt	50,000	96,000
Deferred income taxes	12,976	6,476
Asset retirement obligations	5,282	7,827
Derivative financial instruments	22,004	15,296
Stockholders' equity:
Common stock, par value $.01 per share; authorized
100,000,000 shares; issued and outstanding: 16,236,717
shares in 2008 and 14,703,383 shares in 2007	162	147
Additional paid-in capital	112,324	79,690
Accumulated other comprehensive income (loss)	(32,074)	(19,310)
Retained earnings	25,318	7,505
Total stockholders' equity	105,730	68,032
	$254,368	$240,358

GEORESOURCES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenue:
Oil and gas revenues	$21,763	$7,513	$69,344	$18,110
Partnership management fees	585	301	1,419	713
Property operating income	381	400	1,052	1,082
Gain on sale of property and equipment	308	-	2,269	(15)
Partnership income	366	116	1,021	329
Interest and other	190	305	640	818
Total revenue	23,593	8,635	75,745	21,037

Expenses:
Lease operating expense	5,594	2,368	17,174	5,683
Severance taxes	2,088	605	6,405	1,407
Re-engineering and workovers	649	302	2,331	734
Exploration and impairments	29	-	531	-
General and administrative expense	1,688	1,258	5,333	4,506
Depreciation, depletion, and amortization	3,833	1,728	11,283	4,589
Hedge ineffectiveness	(890)	3	47	-
Interest	975	25	3,858	381
Total expense	13,966	6,289	46,962	17,300

Income before income taxes	9,627	2,346	28,783	3,737

Income taxes:
Current	1,679	553	4,438	649
Deferred	2,149	381	6,532	2,139
	3,828	934	10,970	2,788

Net income	$5,799	$1,412	$17,813	$949

Net income per share (basic)	$0.36	$0.10	$1.16	$0.08

Net income per share (diluted	$0.35	$0.10	$1.14	$0.08

Weighted average shares outstanding:
Basic	16,237	14,703	15,385	11,639

Diluted	16,441	14,703	15,582	11,639

GEORESOURCES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended September 30
	2008	2007
Cash flows from operating activities:
Net income (loss)	$17,813	$949
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation, depletion and amortization	11,283	4,589
Gain on sale of property and equipment	(2,269)	15
Impairment of unproved properties	483	-
Accretion of asset retirement obligations	304	79
Hedge ineffectiveness (gain) loss	47	-
Partnership income	(1,021)	(329)
Partnership distributions	551	122
Deferred income taxes	6,532	2,139
Non-cash compensation	462	422
Changes in assets and liabilities:
Increase in accounts receivable	(155)	(11,046)
Decrease in notes receivable	555	-
Decrease (increase) in prepaid expense and other	(1,499)	489
Increase (decrease) in accounts payable and accrued expenses	5,514	13,174
Net cash provided by operating activities	38,600	10,603

Cash flows from investing activities:
Proceeds from sale of property and equipment	20,960	1,750
Additions to property and equipment	(43,012)	(12,277)
Investment in oil and gas limited partnership	(978)	(1,632)
Net cash used in investing activities	(23,030)	(12,159)

Cash flows from financing activities:
Issuance of common stock	32,187	23,518
Distributions to stockholders	-	(4,007)
Issuance of long-term debt	-	3,000
Reduction of long-term debt	(46,000)	(9,800)
Net cash provided by financing activities	(13,813)	12,711

Net increase(decrease) in cash and cash equivalents	1,757	11,155

Cash and cash equivalents at beginning of period	24,430	6,217

Cash and cash equivalents at end of period	$26,187	$17,372